 Bromine Factory 3 Relocation Compensation Agreement for Railway Construction

Party A: Dong Ying City Transportation Bureau

Party B: The Government of Liuhu Township, Dong Ying District,Dong Ying City

Party C: Shouguang City Haoyuan Chemical Co., Ltd.

Pursuant to the construction arrangements for Deda railway, the land of where Party C’s third bromine production factory located need to be requisitioned, and the relevant production and supporting  facilities over the land need to be demolished. In order to clearly define all relevant parties’ rights and obligations, and successfully implementation of the relocation project, The three parties have reached the following agreement in connection with the relevant compensation matters :

1.
Relocation Summary
The requisition includes all Party C’s third bromine production factory, and its production and supporting facilities and whose areas are already marked by redline but exclude the bromine wells and aqueduct outside the reline.

2.	Relocation Compensation
(a)	Compensation Format: Renminbi cash Compensation
(b)
Basis for define Compensation Amount :Based on the market price to evaluation and define the compensation amount by all three parties of Dong Ying City Transportation Bureau, the Government of Liuhu Township, Dong Ying District, Dong Ying City, and Shouguang City Haoyuan Chemical Co., Ltd.

3.	Compensation Amount: RMB 23,824,452.5, it is twenty three million, eight hundreds and twenty-four thousands, and four hundred and fifty two yuan, and fifty cents.

4.	The signing of the agreement and appropriate of the compensation funds
(a)	Party A should make the prepayment to Party B first before Party B making the compensation payment to Party C. Party B shall pay the compensation to Party C based on this agreement.

(b)
Party C should demolish all of the bromine production factory, and its production and supporting facilities located within the requisition area which are already marked by redline before September 30th 2013, and Party B will make the compensation payment total amount of RMB18,000,000 (RMB eighteen millions) within three business days since the demolition completed date.

(c)
Party C should demolish all other ground attachments beside the bromine production factory, and its production and supporting facilities before October 15th, 2013 and clear the land before October 30th 2013. And Party B should make all the rest of the compensation payment to Party A after examination approvals by Party B.

5.	Liabilities
(a)
Based on this agreement, Party A should make prepayment of compensation to Party B first. And Party B should then make the compensation payment to Party C directly. In the event of breach by either Party, that Party shall pay the liquidated damages at the rate of 5% of the compensation.

(b)	Party C shall demolish all the areas as defined in Article I.
(c)	Party C is responsible for the safety during the demolition. Party C is liable for all accident and economic responsibilities in the event of an accident.
(d)	All of the three parties shall abide by the terms of the agreement, if any party estoppel or refuses to perform this agreement, the other party may bring a lawsuit to the people's court.

6.	This Agreement is made in ten copies, Party A holds eight, and Party B and C hold each one.

7.	This agreement shall come into effect from the date of signing by all Parties. The parties are not liable due to irresistible force which resulting in unable to perform this agreement.

Relocation Project:  The Relocation Project for Railway Construction

Relocation Entity ( Party A): Dong Ying City Transportation Bureau

                              /Seal/

Legal Representative:/s/Yan Naimin

Relocation Executive Party (Party B): The Government of Liuhu Township, Dong Ying District, Dong Ying City

/Seal/

Legal Representative:/s/Zhang Xiangdong

The Requisitioned Party (Part C):Shouguang City Haoyuan Chemical Co., Ltd.

/Seal/

Legal Representative:/s/ Miao Naihui

Date: September 25, 2013